EXHIBIT 10.12.1

FIRST AMENDMENT

SPECTRA ENERGY CORP LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (“AMENDMENT”) is made this 31st day of October, 2007, by Spectra Energy Corp, a Delaware corporation (the “Company”), and amends the Spectra Energy Corp 2007 Long-Term Incentive Plan originally adopted by the Company on December 8, 2006 (the “Plan”) in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan is hereby amended effective as of January 1, 2008 as follows:

Section 2 of the Plan is hereby amended to renumber subsections (ee) through (gg) to be subsections (ff) through (hh), and to add a new subsection (ee) as follows:

(ee) “Specified Employee” means a Participant who is a “specified employee” (as defined in Code Section 409A(2)(B)(i)) of the Corporation (or an entity which is considered to be a single employer with the Corporation under Code Section 414(b) or 414(c)), as determined under Code Section 409A at any time during the twelve (12) month period ending on December 31, but only if the Corporation has any stock that is publicly traded on an established securities market or otherwise. Notwithstanding the foregoing, a Participant will be deemed to be a Specified Employee for the period of April 1 through March 31 following such December 31, except as otherwise required under Code Section 409A.

The second sentence of Section 7.4 is deleted, in its entirety, and replaced with the following:

Payment of the amount determined under the previous sentence may be made, in the discretion of the Committee as set forth in the Award Agreement, in a lump sum (i) in cash, (ii) in shares of Common Stock valued at their Fair Market Value on the date of exercise, or (iii) in a combination of cash and shares of Common Stock, and paid not later than sixty (60) days following the date of exercise of the SAR.

The following new Section 10.3 is added:

10.3. 2007 Deferral Election Transition Rule. Notwithstanding any other Plan provision, payment under any Phantom Stock unit that was issued to the Participant prior to December 31, 2007 may, at the Participant’s election, be deferred until a date that Participant specifies in such election, provided that such election is made not later than by December 31, 2007 and payment could not otherwise have been made during 2007.

Section 11.2 is deleted, in its entirety, and replaced with the following new Section 11.2:

11.2. Payment of Stock Bonus. In the event that the Committee grants a Stock Bonus, a certificate for (or book entry representing) the shares of Common Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made as soon as practicable after the date on which such Stock Bonus is payable, but not later than sixty (60) days following such date.

The second sentence of Section 12.2 is deleted, in its entirety, and replaced with the following new sentence:

Dividend Equivalents shall be payable to a Participant as soon as practicable following the date dividends are declared and paid with respect to Common Stock, but not later than sixty (60) days following such date, or at such later date as the Committee shall specify in the Award Agreement.

Section 15.2 is deleted, in its entirety, and replaced with the following new Section 15.2:

15.2. Deferrals of Payment. At the discretion of the Committee, a Participant may elect in writing to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award;

provided, however, that (i) such election will not take effect until at least twelve (12) months after the date upon which the election is made by the Participant, (ii) except in the case of payment of account of the Participant’s death or disability (within the meaning of Code Section 409A), the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date the payment would otherwise have been paid, and (iii) such election cannot be made at a time less than twelve (12) months prior to the date the payment was otherwise scheduled to be made. Any subsequent deferral election made by the Participant pursuant to this Section 15.2 must be consistent with the requirements of Code Section 409A. This Section 15.2 shall not apply to an Option or a Stock Appreciation Right issued under the Plan.

Section 15.14 is amended to delete the last sentence thereof.

The following new Section 15.16 is added:

15.16. Six Month Delay. Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as required under Section 409A for a Specified Employee, then any such payment that the Participant would otherwise be entitled to receive during the first six months following the date of Participant’s separation from service shall be accumulated and paid within fifteen (15) business days after the date that is six months following the date of the participant’s separation from service, or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes and interest.

As amended hereby, the Plan is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has adopted and executed this First Amendment on this 31st day of October, 2007, to be effective as January 1, 2008.

SPECTRA ENERGY CORP

By:	/s/ James M. Pruett

Name:	James M. Pruett

Title:	Group Vice President, HR and Support Services